Exhibit 10.19

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is entered into this 30th day of January, 2018 (the "Effective Date"), by and between Stealth Technologies Inc., a Nevada company with its principal place of business at 801 West Bay Drive, Suite 470, Largo, FL 33771 (the "Employer"), and Timothy Cabrera (the "Employee"). Employer and Employee are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of Employee's employment with Employer, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Recitals. The Parties agree that the foregoing Recitals to this Agreement are true and correct and are incorporated by reference in this Agreement as if fully set forth below.

2. Employment Term. Unless terminated earlier in accordance with Section 7 hereof, Employee's employment with Employer pursuant to this Agreement shall have an initial term (the "Initial Term") of two (2) years commencing on the Effective Date. Such employment relationship between Employee and Employer under this Agreement shall be renewed for successive terms of one (1) year (each such year being a "Renewal Term"); such Renewal Terms and the Initial Term are hereinafter collectively referred to as the "Employment Term"), each commencing on the applicable anniversary of the Effective Date, unless either Party gives written notice to the other Party not less than ninety (90) days prior to the end of the Initial Term or a Renewal Term, as the case may be, of such Party's election not to renew, or unless this Agreement is terminated earlier as provided in Section 7 of this Agreement.

3. Position and Duties.

(a) Position. Effective February 1, 2018, Employee shall serve as Chief Operating Officer of Employer during the Employment Term and will report to the Board.

(b) Duties. The Employee shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the Board, and Employee agrees to utilize Employee's best efforts to diligently and faithfully perform the duties which may be assigned to Employee from time to time by the Board.

(c) Compliance. Employee agrees to comply with all policies, procedures, and practices established by Employer from time to time, and to perform

Employee's duties hereunder in accordance with all applicable laws and Employer's by-laws.

(d) Principal Location. Employee's principal place of employment shall be at Employer's principal office located at 801 West Bay Drive, Suite 470, Largo, FL 33771 or such other location in Florida as the Employer may reasonably require. However, Employee may be required to work at or from such other location within the United States as Employer may reasonably require, and Employee shall be available to travel as the needs of the business of Employer or the Board require.

4. Compensation.

(a) Annual Base Salary. Employer shall pay to Employee an annual base salary of One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) per annum, less applicable deductions and withholdings. Employee's annual base salary payable hereunder, as it may be maintained or increased from time to time in accordance with this Section 4(a), is referred to herein as "Base Salary." The Base Salary shall be payable in accordance with Employer's normal payroll practices, but in no event less frequently than monthly and prorated for any partial month.

(b) Bonus Structure: The Employee shall be eligible for a quarterly bonus after 6 months of employment. Bonuses are to be accrued quarterly at a rate of 4% of gross revenues received. Bonuses shall be payable in accordance with Employer's normal payroll practices but in no event less frequently than annually.

(c) Equity Compensation:

(i) Upon execution of this Agreement, Employer shall issue to the Employee exactly five hundred thousand (500,000) shares of Series A Preferred Stock.

(ii) Employer shall grant employee a base stock compensation of 1,061,266 shares per fiscal quarter during the term of this Agreement. Shares shall be paid quarterly for the previous quarters completion. Shares given for final fiscal quarter of time will be delivered 90 days following termination of this agreement.

5. Reimbursement of Business Expenses. Employer will reimburse Employee for reasonable and fully documented out-of-pocket business expenses, including expenses related to client entertainment, travel, meals, and mobile phone usage, in accordance with Employer's policies, which may be subject to modification without advance notice. Employer will reimburse moving expenses not to exceed $7500.

6. Benefits. Employer will provide Employee with the following benefits during the Employment Term:

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(a) Paid Time Off. Employee will be eligible for two (2) weeks of paid time off each calendar year during the Employment Term, which shall be prorated for any partial calendar year of employment. Employee will be entitled to carryover a maximum of eighty (80) hours of unused, accrued paid time off into a subsequent calendar year. Employee must obtain advance approval from the Board prior to taking paid time off, and such paid time off shall not, in the reasonable judgment of the Board, materially interfere with Employee's_fulfillment of Employee's duties hereunder. Paid time off that is accrued but unused at the time of termination will be paid out to Employee, if required by applicable law.

(b) Additional Benefit Programs. Employee shall be entitled to additional fringe benefits and perquisites consistent with the practices of Employer, and to the extent Employer provides similar benefits or perquisites (or both) to similarly situated employees of Employer, including participation in Employer's 401(k) plan, subject to all eligibility requirements and rules applicable to such benefit and perquisite programs, and further subject to Employer's right to amend, alter, terminate or eliminate any such benefit and perquisite programs from time to time. No additional benefits other than as required by law are required.

7. Termination. Employee's employment with Employer may be terminated, prior to the expiration of the Employment Term, in accordance with any of the following provisions.

(a) Termination by Employer for Good Cause. Employer may terminate this Agreement for good cause immediately upon written notice to Employee, in the event of the occurrence of any of the following events:

(i) Breach by Employee of any term or condition of this Agreement, including Employee's failure or refusal to perform, neglect of, inattentiveness to, or inability to perform, to the satisfaction of the Board, Employee's duties and responsibilities, as set forth herein or otherwise delegated to Employee pursuant to this Agreement , which such breach by Employee has not been cured (if curable) within ten (10) days after receipt by Employee of written notice from Employer specifically identifying the breach and the required action to cure (if curable) the breach; provided, however, Employer shall not be required to offer Employee an opportunity to cure any such breach on more than two (2) occasions during the Employment Term;

(ii) Employee fails to devote Employee's sufficient business time and attention to the business and affairs of Employer, in accordance with the terms of this Agreement, or engages in any act (unrelated to wages, hours, or other terms and conditions of employment) or omission which conflicts with, or is otherwise detrimental to, the best interests of Employer;

(iii) Employee commits any act of gross negligence or willful misconduct in the performance of Employee's duties and responsibilities for Employer;

(iv) Employee commits any act of dishonesty or disloyalty

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affecting Employer, or any act constituting fraud, theft, embezzlement, misappropriation, or other unlawful activity;

(v) Employee is convicted of any felony or convicted of a misdemeanor involving dishonesty or moral turpitude;

(vi) Employee commits any act which injures or, in the sole discretion of and reasonable judgment of Employer, could reasonably be expected to injure or adversely affect the reputation, business, or business relationships of Employer;

(vii) Death of Employee; or

(viii) Employee fails to timely provide Employer with medical documentation and other information sufficient to enable Employer to determine whether Employee has a Disability (as defined in Section 7(c)).

(b) Termination by Employee for Good Cause. Employee may terminate this Agreement for good cause immediately upon written notice to Employer in the event of a breach by Employer of any of the material terms and conditions of this Agreement, which such breach by Employer has not been cured (if curable) within thirty (30) days after receipt by Employer of written notice from Employee specifically identifying the breach and the required action to cure (if curable) the breach.

(c) Termination Due to Disability of Employee. This Agreement shall be terminated upon thirty (30) days' written notice by Employer to Employee that Employer has made a good faith determination that Employee has a Disability as defined herein. For purposes of this Agreement, "Disability" means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as confirmed in writing by a medical doctor acceptable to Employer, to perform the essential functions of Employee's position under this Agreement, with or without reasonable accommodation, for an aggregate of ninety (90) days during any twelve (12) month period of the Employment Term or an aggregate of six (6) months at any time during the Employment Term. Upon written request by Employer, Employee shall, as soon as practicable, provide Employer with medical documentation and other information sufficient to enable Employer to determine whether Employee has a Disability.

(d) Termination by Employer Without Good Cause. Employer may terminate this Agreement without cause by providing written notice to the Employee at least ninety (90) days prior to the effective date of termination of this Agreement (the "Notice Period"). During the Notice Period, the Employee shall continue to perform Employee's duties under this Agreement, and the Employer shall continue to provide the compensation and benefits to Employee as set forth herein. Notwithstanding the foregoing, at any time during the Notice Period, the Employer will have the option of requiring the Employee to immediately cease performing duties for the Employer. If the Employer so elects to exercise this option, then the Employer will continue to provide the compensation and benefits hereunder to Employee through the end of the Notice Period.

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8. Severance Upon Termination by the Employer Without Good Cause. In the event this Agreement is terminated by the Employer without good cause pursuant to Section 7(d) hereof, the Employee shall be entitled to receive, subject to the Employee's execution of a general release of claims in favor of the Employer and its affiliates, successors, assigns, officers, and directors in a form provided by the Employer, which form shall include, among customary terms and conditions, provisions whereby the Employee agrees to keep the terms of the general release confidential, not to disparage the Employer and its affiliates, successors, assigns, officers, and directors, and to continue to abide by Employee's obligations in Sections 10, 11, 12, and 13 hereof (the "Release Agreement"), a lump sum payment equal to the product of one (1) month of Employee's Base Salary in effect as of the date of termination of this Agreement multiplied by the number of full years Employee has been continuously employed by Employer as of the date of termination of this Agreement (the "Severance Payment"). In the event that Employee executes (and does not timely revoke) the Release Agreement, the Severance Payment will be paid to Employee within sixty (60) days of Employee's termination date. Notwithstanding the foregoing, if the above-referenced sixty (60) day period begins in one taxable year of the Employee and ends in a second taxable year of the Employee, the lump sum payment shall be made in the second taxable year (and within such sixty (60) day period). The Severance Payment shall terminate immediately if Employee violates the post-termination restrictive covenants in Sections 10, 11, 12, or 13 of this Agreement.

9. Business of Employer. The Parties hereby acknowledge that Employer is engaged in the business of Product development, branding, and sales distribution space (collectively, the "Business of Employer").

10. Non-Disclosure of Confidential Information.

(a) Confidential Information. Employee acknowledges that in the course of Employee's employment with Employer, Employee has used, had access to, and developed, and will continue to use, have access to, and develop, Confidential Information (as defined herein) of Employer. For purposes of this Agreement, "Confidential Information" shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning Employer or its business or operations, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current or former clients, suppliers, vendors, or referral sources; pricing and financial information; current and prospective client, supplier, or vendor lists and leads; proposals with prospective clients, suppliers, or vendors; contracts with clients, suppliers, or vendors; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; information regarding corporate opportunities; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential and is unrelated to wages, hours and other terms and conditions of employment; sales and financial reports and forecasts; and information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which (A) was known by Employee prior to

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the date Employee became employed by Employer, (B) becomes available to Employee from a source other than Employer or from third parties with whom Employer is not bound by a duty of confidentiality, or (C) becomes generally available or known in the industry other than as a result of its disclosure by Employee.

(i) Employee acknowledges and agrees that the Confidential Information is treated by Employer as confidential and derives independent value from not being generally known to and not readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Employee further acknowledges and agrees that such Confidential Information has been the subject of efforts by Employer which are reasonable under the circumstances to maintain its confidentiality.

(ii) Employee acknowledges that Employer has extended extensive time, effort, and money to develop the Confidential Information and that the Confidential Information could be acquired and duplicated by others only with great difficulty and expense. Employee further acknowledges that the Confidential Information is of a confidential and proprietary nature, and is a valuable, special, and unique property and asset of Employer.

(iii) Employee further understands that the purpose of this non-disclosure provision is to protect Employer and is limited so as to apply only to the extent necessary to protect the interests of Employer. Employee further acknowledges and understands that Employer would not be willing to provide access to the Confidential Information to Employee without the assurance of reasonable protection against Employee's use of this information in a manner inconsistent with Employer's best interest.

(iv) During the course of Employee's employment with Employer, Employee agrees to use Employee's best efforts to maintain the confidentiality of the Confidential information, including adopting and implementing all reasonable procedures prescribed by Employer to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person.

(v) Employee agrees that all Confidential Information shall be Employer's sole property during and after Employee's employment with Employer. Employee agrees that Employee will not remove any hard copies of Confidential Information from Employer's premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media or cloud storage (except as necessary in the performance of Employee's duties for Employer and for Employer's sole benefit), and will not print hard copies of any Confidential Information that Employee accesses electronically from a remote location.

(vi) Other than as contemplated in Section 10(a)(vii) below, in the event that Employee becomes legally obligated to disclose any Confidential Information to anyone other than to Employer, Employee will provide Employer with prompt written notice thereof so that Employer may seek a protective order or other

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appropriate remedy and Employee will cooperate with and assist Employer in securing such protective order or other remedy. In the event that such protective order is not obtained, or that Employer waives compliance with the provisions of this Section 10(a)(vi) to permit a particular disclosure, Employee will furnish only that portion of the Confidential Information Which Employee is legally required to disclose.

(vii) Nothing in this Agreement shall be construed to prohibit Employee from: filing a charge or participating in any investigation or proceeding conducted by any federal, state or local government agency charged with enforcement of any law; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation. Employee acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(b) Restrictions on Use and Disclosure of Confidential Information. During the Employment Term and thereafter, Employee agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as necessary in the performance of Employee's duties for Employer and for Employer's sole benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as necessary in the performance of Employee's duties for Employer and for Employer's sole benefit; and (iii) to promptly and fully advise Employer of all facts known to Employee concerning any actual or threatened unauthorized use of the Confidential Information or disclosure of the Confidential Information to any unauthorized person about which Employee becomes aware. The restrictions contained in this Section 11(b) also apply to Confidential Information developed by Employee during Employee's employment with Employer, which are related to Employer or to Employer's subsidiaries, affiliates, successors, or assigns, as such information is developed for the benefit of and ownership of Employer and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents, and copyrights, remain with Employer.

(c) Third Party Information. Employee acknowledges that during the Employment Term, Employee may receive or have access to confidential or proprietary information belonging to third parties ("Third Party Information"). During the Employment Term and thereafter, Employee agrees: (i) to hold the Third Party

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Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of Employer's policies regarding protecting the Third Party Information; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as necessary in the performance of Employee's duties for Employer; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as necessary in the performance of Employee's duties for Employer; and (iv) to promptly and fully advise Employer of all facts known to Employee concerning any actual or threatened unauthorized use of the Third Party Information or disclosure of the Third Party Information to any unauthorized person about which Employee becomes aware.

(d) Prior Employer's Confidential Information. During the course of Employee's employment with Employer, Employee shall not use or disclose any confidential information or trade secrets belonging to any prior employer or other third party which Employee may have learned through prior employment. If at any time during the employment with Employer, Employee believes Employee is being asked to engage in work that shall, or shall be likely to, jeopardize any confidentiality or other obligations Employee may have to former employers or other third parties, Employee shall immediately advise the Board so that Employee's duties can be modified appropriately. Employee represents and warrants to Employer that Employee took nothing with Employee that belonged to any former employer when Employee left Employee's prior position of employment, and that Employee does not have possession of any documents in any form or format that contains any confidential information that belongs to any former employer or any other third party. If at any time Employee discovers this is incorrect, Employee shall promptly return any such materials to Employee's former employer or other third party. Employer does not want any such materials, and Employee shall not be permitted to use or refer to any such materials in the performance of Employee's duties hereunder.

(e) Return of Confidential Information and Property. Upon termination of Employee's employment with Employer, notwithstanding the reason or cause of termination, and at any other time upon written request by Employer, Employee immediately shall return to Employer all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and property of Employer (including laptop computers if one has been provided to Employee), relating in any way to Employer's business or in any way obtained by Employee during the course of Employee's employment with Employer. Employee further agrees that after termination of Employee's employment with Employer, Employee shall not retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third-Party Information, or other documents or property belonging to Employer.

11. Non-Solicitation and Non-Competition.

(a) Non-Solicitation of Clients. During the Employment Term and for twenty-four (24) months from the date of termination of Employee's employment with Employer for any reason, Employee shall not, for Employee's own benefit or on behalf of any other person or entity (other than Employer), directly or indirectly through another person or entity: (i) solicit, contact, or communicate with any Client (as defined below) for the purpose of providing the Client with products or services competitive with those products or services provided by Employer; (ii) induce or attempt to induce any Client to cease or reduce doing business with Employer, refrain from expanding a relationship with Employer, or in any way interfere with the relationship between any Client and Employer; or (iii) aid or assist any other person or entity to do any of the aforesaid prohibited acts. For purposes of this Section 11(a), the term "Client" shall include any person or entity that was a client, vendor, supplier, or referral source of Employer during the Employment Term.

(b) Non-Solicitation of Employees and Independent Contractors. During the Employment Term and for twenty-four (24) months from the date of termination of Employee's employment with Employer for any reason, Employee shall not, for Employee's own benefit or on behalf of any other person or entity (other than Employer), directly or indirectly through another person or entity: (i) solicit, request, induce or encourage any employee of Employer to leave the employment of Employer; (ii) solicit, request, induce or encourage any independent contractor of Employer to terminate its contract or relationship with Employer; (iii) take any action which interferes with the relationship between Employer and any of its employees or independent contractors; or (iv) hire, offer employment to, or otherwise engage any individual who was an employee or independent contractor of Employer at any time during the Employment Term.

(c) Non-Competition. During the Employment Term and for twenty-four (24) months from the date of termination of Employee's employment with Employer for any reason, Employee shall not, directly or indirectly through another person or entity, become employed by, work for, or provide services to, or engage in (whether as a principal, agent, independent contractor, consultant, employee, employer, partner, director, member, shareholder (other than as an owner of 2% or less of the stock of a public corporation), or in any other capacity) any person or entity engaged in a business which is competitive with the Business of Employer (as defined in Section 9) in the State of Florida and any other state in the United States where Employer conducts the Business of Employer at the time of termination of Employee's employment with Employer (the "Restricted Territory").

(d) Scope of Restrictive Covenants. Employer and Employee recognize and agree that Employer conducts business operations and generates revenues from clients located throughout the Restricted Territory. Employee acknowledges that Employer would be greatly damaged if Employee took action that would violate the restrictive covenants of this Section 11 anywhere in the Restricted Territory. Accordingly, Employer and Employee agree that the restrictive covenant provisions contained in this Section 11 are applicable to the Restricted Territory, and Employee shall be prohibited from violating the terms of this Section 11 from any location anywhere in the Restricted Territory.

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(e) Reasonableness of Restrictive Covenants. Employee agrees that the promises made in this Agreement are reasonable and necessary for protection of Employer's legitimate business interests including, but not limited to: the Confidential Information; client good will associated with the specific marketing and trade area in which Employer conducts the Business of Employer; Employer's substantial relationships with prospective and existing clients, referral sources, suppliers, and vendors; and a productive and competent and undisrupted workforce. Employee agrees that the restrictive covenants in this Agreement will not prevent Employee from earning a livelihood in Employee's chosen business, they do not impose an undue hardship on Employee, and that they will not injure the public.

(f) Tolling of Restrictive Period. The time period during which Employee is to refrain from the activities described in Section 11 of this Agreement will be extended by any length of time during which Employee is in breach of any provision of this Agreement. Employee acknowledges that the purposes and intended effects of the restrictive covenants would be frustrated by measuring the period of the restriction from the date of termination of Employee's employment where Employee failed to honor the restrictive covenant until required to do so by court order.

12. Non-Disparagement. Employee agrees that at all times during and after the Employment Term, Employee will not engage in any conduct that is injurious to the reputation or interests of Employer, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about Employer, any of Employer's members, directors, officers, employees or agents, or Employer's operations, financial condition, prospects, products, or services. However, nothing in this Agreement shall prohibit Employee from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer any law, rule, or regulation; testifying truthfully in any forum or before any government agency responsible for enforcing any law, rule, or regulation; reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation; or making other disclosures that are protected under whistleblower provisions of any law, rule or regulation.

13. Intellectual Property.

(a) Work Product Owned by Employer. Employer and Employee agree that Employer is and will be the sole and exclusive owner of all works of authorship, formulas and formulations, ingredients, writings, brochures, manuals, ideas, inventions, discoveries, improvements, designs, plans, methods, know-how, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Employee makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Employee's employment under this Agreement for Employer or with the use of Employer's time, materials or facilities, and

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is in any way related or pertaining to or connected with the present or anticipated business, products or services of Employer whether produced during normal business hours or on personal time (collectively, "Work Products").

(b) Intellectual Property. The term "Intellectual Property" means any and all (i) copyrights and other rights associated with works of authorship throughout the world, including neighboring rights, moral rights, and mask works, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c) Assignment. Employee agrees to assign and transfer and hereby does assign and transfer to Employer, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to any and all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Employee hereby acknowledges that the services provided by Employee for Employer and all results and proceeds thereof, including, without limitation, the Work Products, are works done under Employer's direction and control and have been specially ordered or commissioned by Employer. To the extent the Work Products are copyrightable subject matter, they shall constitute "works made for hire" for Employer within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of Employer, and should any Work Product be held by a court of competent jurisdiction to not be a "work made for hire," Employee shall and does hereby assign the copyright therein to Employer. Employee hereby waives and further agrees not to assert Employee's rights known in various jurisdictions as moral rights and grants Employer the right to make changes, as Employer deems necessary, in the Work Products.

(d) License of Intellectual Property Not Assigned. In the event that, notwithstanding the assignment of all Work Products and Intellectual Property as set forth above, Employee is deemed to own or have any Intellectual Property that is used, embodied, or reflected in the Work Products, Employee hereby grants to Employer, its successors and assigns, the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to use, execute, reproduce, display, and perform the Work Products, to prepare derivative or collective works based upon or containing the Work Products, to distribute, assign, transfer, re-license and sublicense for any purpose the Work Products (including any derivative or collective works prepared pursuant to such authorization), and to authorize others to do any or all of the foregoing.

(e) Maintenance; Disclosure; Execution; Attorney-In-Fact. Employee

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agrees to keep and maintain adequate and current written records of all Work Products made by Employee, in the form of notes, sketches, drawings and other notations which may be specified by Employer, which shall be available to and the sole property of Employer at all times. Employee shall promptly disclose to Employer each Work Product and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to Employer. Following the disclosure of each Work Product to Employer, Employee will, at the request and cost of Employer, sign, execute, make and do all such deeds, documents, acts and things as Employer and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection. In the event Employer is unable, after reasonable effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive Employee's death or incapacity), to act for and in Employee's behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

(f) Employee's Representations Regarding Work Products. Employee represents and warrants that all Work Products that Employee makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of performing Employee's duties for Employer under this Agreement is (i) original or an improvement of Employer's prior Work Products and (ii) does not include, copy, use, or infringe any Intellectual Property rights of a third party.

14. Severability; Independent Covenants. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal, or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified. If, moreover, any part of this Agreement is for any reason held too excessively broad as to time, duration, geographic scope, activity, or subject, it is the intent of the Parties that this Agreement shall be judicially modified by limiting or reducing it so as to be enforceable to the extent compatible with the applicable law. The existence of any claim or cause of action of Employee against Employer (or against any member, director, officer, or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by Employer of any of the restrictive covenants set forth in this Agreement; or (ii) Employer's entitlement to any remedies hereunder. Employee's obligations under this Agreement are independent of any of Employer's obligations to

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Employee.

15. Remedies for Breach of this Agreement. Employee acknowledges and agrees that it would be difficult to measure the damages to Employer from any breach or threatened breach by Employee of this Agreement; that injury to Employer from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee breaches or threatens to breach any of the promises contained in this Agreement, Employer shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach or threatened breach without showing or proving any actual damage to Employer. In addition, if Employee breaches the post-termination restrictive covenants in Sections 10, 11, 12, or 13 of this Agreement, Employer's obligations to pay the Severance Payment referred to in Section 8 shall immediately cease, and Employer shall be entitled to all other remedies allowed in law or equity, including, but not limited to, the return of any Severance Payment made to Employee under this Agreement. Nothing herein shall be construed as a waiver of any right Employer may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from Employee.

16. Indemnification.

(a) Employee hereby agrees to indemnify, save and hold harmless Employer and its affiliates, including their respective past, present and future employees, agents, shareholders, members, officers, managers, and directors, but excluding Employee (collectively the "Employer Indemnitees"), from and against any and all claims, causes of action, demands, charges, judgments, losses, damages or costs (including reasonable attorneys' fees) and other obligations and liabilities whatsoever (collectively, "Losses") which may arise, directly or indirectly, as a result of, or in connection with (i) Employee's breach of any provision of this Agreement or (ii) Employee's negligence and/or wrongful acts (including any willful malfeasance or misfeasance), except to the extent that such Losses relate to or arise from the negligence and/or wrongful acts of an Employer Indemnitee. By way of inclusion and not limitation, "Losses" hereunder shall be deemed to include any claims, fines, penalties, actions, proceedings, or orders of state or federal agencies or contingent liabilities. Employee further agrees to assist any Employer Indemnitee with its defense of any future third party claims against any Employer Indemnitee for which Employee's assistance is necessary or advisable in the reasonable discretion of such Employer Indemnitee's counsel, without cost to any Employer Indemnitee *provided, however*, that in no event shall Employee be responsible for any portion of any Employer Indemnitee's legal fees, except as otherwise provided in this Section 16(a).

(b) Employer hereby agrees to indemnify, save, and hold harmless Employee from and against any and all Losses which may arise, directly or indirectly, as a result of, or in connection with (i) Employer's breach of any provision of this Agreement, or (ii) Employer's negligence and/or wrongful acts (including any willful malfeasance or misfeasance), except to the extent that such Losses relate to or arise from the negligence and/or

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wrongful acts of Employee. By way of inclusion and not limitation, "Losses" hereunder shall be deemed to include any claims, fines, penalties, actions, proceedings, or orders of state or federal agencies or contingent liabilities. Employer further agrees to assist Employee with its defense of any future third party claims against Employee for which Employer's assistance is necessary or advisable in the reasonable discretion of Employee's counsel, without cost to Employee; *provided, however*, that in no event shall Employer be responsible for any portion of Employee's legal fees, except as otherwise provided in this Section 16(b).

17. Attorneys' Fees. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party to the action or proceeding, including through settlement, judgment and/or appeal.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, and assigns, except that Employee may not assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written consent of the Board (which may be granted or withheld in Board's sole and absolute discretion). Employee expressly agrees and consents to the enforcement of this Agreement, including but not limited to the restrictive covenants and other obligations in Sections 10, 11, 12, and 13 above, by Employer as well as by Employer's successors and/or assigns. Employee agrees that Employer may freely assign this Agreement without notice to Employee.

19. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida. Employee agrees to submit to the jurisdiction of the courts in the State of Florida, and agrees that any suit shall be brought in any state or federal court of competent jurisdiction in Broward County, Florida. Employee waives any and all objections to jurisdiction or venue.

20. **Waiver of Jury Trial.** EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

21. Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

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22. Survival. Employee's post-termination obligations and Employer's post-termination rights under Sections 10 through 21 of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with Employer regardless of the reason for termination; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the Parties.

23. Independent Advice. Employee acknowledges that Employer has provided Employee with a reasonable opportunity to obtain independent legal advice with respect to this Agreement, and that either: (a) Employee has had such independent legal advice prior to executing this Agreement, or; (b) Employee has willingly chosen not to obtain such advice and to execute this Agreement without having obtained such advice.

24. Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments, including but not limited to the Original Agreement, are hereby canceled, and terminated.

25. Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of such amendment, supplement, or modification is sought.

26. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day, if sent by prepaid overnight courier service. If not personally delivered by hand, notice shall be sent using the addresses set forth below or to such other address as either Party may designate by written notice to the other:

If to Employee, to:

Timothy Cabrera
11718 S Federal Hwy
Suite 372
Hobe Sound, FL 33455

the address set forth below Employee's name on the signature

page hereto.

If to Employer, to:

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Stealth Technologies, Inc.
Attention: Brian McFadden, CEO
801 West Bay Drive
Suite 470
Largo, Florida 33771

Any Party may change the address to which notice shall be sent by giving notice of such change of address to the other Party in the manner provided above.

27. Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A"), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Employer shall have no liability with regard to any failure to comply with Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a "deferral of compensation" within the meaning of Code Section 409A and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean Separation from Service.

28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but all of which taken together shall constitute one and the same instrument.

THIS SPACE INTENTIONALLY BLANK SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMPLOYER:

STEALTH TECHNOLOGIES, INC.

____
Chief Executive Officer

EMPLOYEE:

____
Timothy Cabrera

Address: 11718 S Federal Hwy
Suite 372
Hobe Sound, FL 33455